EXHIBIT 21
SUBSIDIARIES

Listed below are the significant subsidiaries of NDS Group plc, all of which do business under their legal name and are wholly-owned, directly or indirectly, by NDS Group plc:
Legal name	Jurisdiction of incorporation

NDS Limited	Great Britain
News Datacom Limited	Great Britain
NDS Technologies Israel Limited	Israel
NDS Americas, Inc.	Delaware
NDS Asia Pacific Limited	Hong Kong
Orbis Technology Limited	Great Britain
OpenBet Software Limited	Great Britain
Digi-Media Vision Limited	Great Britain
NDS Asia Pacific Pty Limited	Australia
NDS Marketing Israel Limited	Israel
NDS Beijing Information Technology Company	China
NDS Denmark A/S	Denmark
NDS Technologies France SAS	France
SVP LA LLC	Delaware
NDS Services Pay-TV Technology Private Limited	India